Exhibit 99.1

Charles & Colvard, Ltd. Announces Delisting from Nasdaq

RESEARCH TRIANGLE PARK, N.C., April 22, 2025 – Charles & Colvard, Ltd. (“Charles & Colvard” or the “Company”), announced that the Company received a staff determination letter from the Nasdaq Stock Market, LLC (“Nasdaq”), informing the Company that Nasdaq determined to suspend trading and delist the Company’s common stock (the “Common Stock”) from Nasdaq because the Company is out of compliance with Listing Rule 5250(c)(1) for failure to timely file its Forms 10-Q for the quarters ended September 30 and December 31, 2024, unless the Company appeals this determination. The Company does not intend to request a hearing to appeal this determination. This decision was based on a careful review of numerous factors, including the potential for limiting the significant costs associated with remaining listed on Nasdaq and complying with Nasdaq listing standards.

Nasdaq is expected to file a Form 25-NSE (Notification of Removal from Listing) with the Securities and Exchange Commission relating to the delisting of the Common Stock. Suspension of trading of the Common Stock will occur at the opening of business on April 25, 2025.

Following the delisting, the Company expects that the Common Stock will be quoted on the OTC Experts Market. No assurances can be provided, however, that a trading market in the Common Stock in any over-the-counter market will be maintained.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (CTHR) believes that fine jewelry should be as ethical as it is exquisite. Charles & Colvard is the original creator of lab grown moissanite (a rare gemstone formed from silicon carbide). The Company brings revolutionary gems and fine jewelry to market by using exclusively Made, not Mined™ above ground gemstones and a dedication to 100% recycled precious metals. The Company's Forever One™ moissanite and Caydia® lab grown diamond brands provide exceptional quality, incredible value and a conscious approach to bridal, high fashion, and everyday jewelry. Charles & Colvard was founded in 1995 and is based in North Carolina's Research Triangle Park region. For more information, please visit https://www.charlesandcolvard.com/.

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “plan,” “expect,” “will,” “working,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the ability of the Company to continue its business. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and subsequent reports filed with the SEC. For example, there can be no assurance that the Company will succeed in pursuing its strategic plan. Forward-looking statements speak only as of the date they are made. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Charles & Colvard Corporate Contact:

Clint J. Pete

Chief Financial Officer

Charles & Colvard, Ltd.

919-468-0399

ir@charlesandcolvard.com